EXHIBIT 99.1

NEWS RELEASE

For Information Contact:
David P. Tusa, Executive Vice President and Chief Financial Officer
210.302.0410
david.tusa@newcenturyequity.com
www.newcenturyequity.com

April 24, 2003

NEW CENTURY EQUITY HOLDINGS CORP.
ANNOUNCES RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2003

SAN ANTONIO, TX...New Century Equity Holdings Corp. (Nasdaq: NCEH) (the "Company") today reported results for the three months ended March 31, 2003.

Business Discussion

The Company’s balance sheet at March 31, 2003, reflects cash and cash equivalents of $8.1 million and stockholders’ equity of $16.9 million.

The Company’s income statement includes a $0.6 million equity in net loss of affiliate for the three months ended March 31, 2003. This amount represents the Company’s equity interest in the net loss of Princeton eCom Corporation (“Princeton”) for the three months ended December 31, 2002 (recorded on a three month lag). Also, included in the income statement is $0.7 million of corporate general and administrative expenses of which the cash portion is $0.5 million.

The Company estimates its year-end 2003 cash and cash equivalents balance to be approximately $6.5 million.

Princeton Developments

For the three months ended December 31, 2002, Princeton recorded revenues of $8.6 million, an operating loss of $2.1 million and an EBITDA (earnings before interest, taxes, depreciation and amortization) loss of $0.6 million. The EBITDA loss of $0.6 million, for the three months ended December 31, 2002, is calculated by excluding depreciation and amortization expense of $1.5 million and income tax benefit of $0.3 million, from Princeton’s net loss of $1.8 million.

For the year ended December 31, 2002, Princeton recorded revenues of $31.5 million which represented an increase of 46% over the prior year results.

The Company does not consolidate the accounts of Princeton in its financial statements, but rather discloses Princeton’s results in the Company’s footnotes to its financial statements consistent with the accounting for an equity investee.

Sharps Compliance Corp. Developments

In January 2003, the Company purchased an additional 200,000 common shares, at $1 per share, of Sharps Compliance Corp. (“Sharps”), increasing New Century’s interest in Sharps to 9%.

Tanisys Technology Developments

On February 21, 2003, the Company sold its interest in Tanisys Technology, Inc. (“Tanisys”) to ATE Worldwide LLC. In conjunction with the transaction, the Company received approximately $200,000 in cash. All financial information presented has been restated to reflect the operations of Tanisys as discontinued operations.

Comments

Parris H. Holmes, Jr., Chairman and Chief Executive Officer, stated, “This quarter was highlighted by the 46% revenue growth rate experienced by Princeton for the calendar year 2002. This performance was driven by the 50% increase in electronic payments transmitted by Princeton during the same period. Additionally, Princeton’s EBITDA loss for its fourth quarter 2002 was decreased significantly to $0.6 million.

“During the first quarter of 2003, we sold our interest in Tanisys and reinvested the funds into the purchase of additional common stock of Sharps.”

Holmes added, “Our balance sheet remains strong with over $8 million in cash and stockholders’ equity of almost $17 million.”

About New Century Equity Holdings Corp.

New Century Equity Holdings Corp. (Nasdaq: NCEH) is a company focused on high growth organizations. The Company’s holdings include its investments in Princeton eCom Corporation, Sharps Compliance Corp. and Microbilt Corporation. New Century Equity (www.newcenturyequity.com) is a lead investor in Princeton eCom Corporation (www.princetonecom.com), a leading application service provider for electronic and Internet bill presentment and payment solutions. New Century Equity Holdings Corp. is also an investor in Sharps Compliance Corp. (www.sharpsinc.com), a leading provider of cost effective medical waste disposal products and services to the home healthcare, retail and residential markets, and Microbilt Corporation (www.microbilt.com), a leader in credit bureau data access and retrieval which provides credit solutions to the Financial, Leasing, Health Care, Insurance, Law Enforcement, Educational and Utilities industries. New Century Equity Holdings Corp. is headquartered in San Antonio, Texas.

Certain statements contained herein are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission.

New Century Equity Holdings Corp. and Subsidiaries Consolidating Statements of Operations (In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2003	2002
	(Unaudited)
Revenues	$—	$—
Operating expenses:
Selling, general and administrative expenses	680	966
Depreciation and amortization expenses	40	43

Operating loss	(720)	(1,009)
Other income (expense):
Interest income, net	27	60
Equity in net loss of affiliate	(647)	(14,269)
Consulting income	—	938
Other income, net	12	295

Total other expense, net	(608)	(12,976)

Net loss from continuing operations	(1,328)	(13,985)
Discontinued operations:
Net loss from discontinued operations	—	(218)
Net income from disposal of discontinued operations	147	—

Net loss	$(1,181)	$(14,203)

Basic and diluted (loss) income per common share:
Net loss from continuing operations	$(0.04)	$(0.41)
Net loss from discontinued operations	—	(0.01)
Net income from disposal of discontinued operations	0.01	—

Net loss	$(0.03)	$(0.42)

Weighted average common shares outstanding	34,218	34,214

New Century Equity Holdings Corp. and Subsidiaries Condensed Consolidated Balance Sheets (In Thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,068	$8,704
Accounts receivable, net	25	9
Prepaid and other assets	394	330
Net current assets from discontinued operations	—	1,427

Total current assets	8,487	10,470
Property and equipment, net	207	248
Other assets	53	53
Investments in affiliates	8,769	9,353

Total assets	$17,516	$20,124

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23	$30
Accrued liabilities	527	551
Net current liabilities from discontinued operations	40	1,435

Total current liabilities	590	2,016
Other liabilities	—	1

Total liabilities	590	2,017
Stockholders’ equity	16,926	18,107

Total liabilities and stockholders’ equity	$17,516	$20,124